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Exhibit 10.5

This instrument is subject to the terms of a Subordination Agreement dated the date hereof by and between Genzyme Corporation and Silicon Valley Bank.

SUBORDINATED SECURED PROMISSORY NOTE

$4,772,850.00	April 4, 2002 Boston, Massachusetts

        For value received, the undersigned Genzyme Transgenics Corporation ("GTC") promises to pay to Genzyme Corporation ("Genzyme"), or order, at its office at One Kendall Square, Cambridge, MA 02139, the principal sum of Four Million Seven Hundred Seventy-Two Thousand Eight Hundred Fifty Dollars ($4,772,850.00), in two equal installments of Two Million Three Hundred Eighty-Six Thousand Four Hundred Twenty-Five Dollars ($2,386,425.00), the first such installment to be due and payable on April 4, 2005, and the second such installment to be due and payable on April 4, 2006.

        1.    Interest.    The principal amount from time to time outstanding shall bear interest computed at a rate equal to the LIBOR Rate plus one percent (1.00%) per annum, which interest rate shall change on the date of each change in the LIBOR Rate. "LIBOR Rate" means the rate for a ninety (90) day period (each such 90-day period a "LIBOR Period") appearing in The Wall Street Journal two Banking Days prior to the commencement of such LIBOR Period and effective as of the first day of such LIBOR Period. The initial LIBOR Period shall commence on the date of this Note. If any LIBOR Period would otherwise end on a date that is not a Banking Day, such LIBOR Period shall instead end on the next succeeding Banking Day. "Banking Day" means a day on which commercial banks are open for business in Boston, Massachusetts and, with respect to determinations of the LIBOR Rate, on which the London interbank market is open. Interest shall be payable in arrears on each of June 30th, September 30th, December 31st, and March 31st of each year following the date hereof, with the final interest payment due and payable on the date the final principal payment on this Note is made. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

        2.    Prepayment.    GTC, at its option, shall have the right from time to time, without premium or penalty, to prepay this Note at any time in part or in whole. GTC shall also pay all accrued but unpaid interest at the time of any such prepayment. No principal amounts of this Note voluntarily prepaid by GTC may be reborrowed pursuant to the provisions of this Note. Any partial payment of the indebtedness evidenced by this Note shall be applied first to interest hereon accrued to the date of payment, then to the payment of other amounts (except principal) at the time unpaid hereunder, and finally to the unpaid principal hereof. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

        3.    Payments.    All payments of principal, interest and other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall be made to Genzyme at the address specified above and in lawful money of the United States of America, in funds immediately available to Genzyme as it may direct. Whenever any payment to be made in respect of this Note becomes due on a day which is a Saturday, Sunday or legal holiday, the maturity of such payment shall be extended to the next succeeding Banking Day and interest hereon shall accrue during such extensions.

        4.    Default and Acceleration.    Each of the following events shall constitute a default (a "Default") hereunder: (a) the failure to make any payment of principal or interest within five (5) days of the date when due; (b) GTC defaults on any other indebtedness owed to the holders of Senior Indebtedness (as defined in Section 15), beyond any applicable period of grace; or (c) GTC makes an assignment for the benefit of creditors, or bankruptcy or similar proceedings are commenced by or against GTC, or all or a substantial part of GTC's property is attached or a receiver, trustee or other custodian is appointed therefor. At the option of Genzyme, all principal, interest, and any other amounts payable on or in respect of this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any Default, provided, however, that upon any Default specified in subsection (c) above this Note shall become immediately due and payable without any demand, notice or other action by Genzyme.

        5.    Costs of Collection.    Should the indebtedness evidenced by this Note or any part thereof be collected by action at law, or in bankruptcy, receivership or other court proceedings, or should counsel be retained for collection of this Note after Default, GTC agrees to pay, upon demand by Genzyme, in addition to principal and interest and other sums, if any, due and payable hereon, court costs and reasonable attorneys' fees and other collection charges, together with interest thereon at the rate applicable under this note, unless prohibited by law, all without relief from valuation or appraisement laws.

        6.    Security Interest.    As security for the Secured Obligations described in Section 7 hereof, GTC hereby grants to Genzyme a security interest in and lien on all of the tangible and intangible personal property and fixtures of GTC described below, whether now owned or existing or hereafter acquired or arising, together with any and all additions thereto and replacements therefor and proceeds and products thereof (hereinafter referred to collectively as the "Collateral"):

                (a)  All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

                (b)  All GTC's books and records (including ledgers, records regarding GTC's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information) relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include any Intellectual Property. For purposes of this Section, "Intellectual Property" shall mean copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property.

        To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the date hereof, include the Intellectual Property, to the extent necessary to permit perfection of the Genzyme's security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

        Any of the foregoing terms which are defined in the Uniform Commercial Code shall have the meaning provided in the Uniform Commercial Code of the Commonwealth of Massachusetts, as amended and in effect from time to time, as supplemented and expanded by the foregoing.

        7.    Secured Obligations.    The security interest hereby granted shall secure the due and punctual payment and performance of the following liabilities and obligations of GTC (herein called the "Secured Obligations"):

                (a)  Principal and interest on the Loan; and

                (b)  Any and all other obligations of GTC to Genzyme, whether now existing or hereafter arising (including all costs, fees, premiums, penalties or other obligations), under this Note, and under the Letter Agreement between Genzyme and GTC dated as of even date (the "Letter Agreement"), as any of them may be amended and restated from time to time.

        8.    Representations, Warranties and Covenants of GTC.    GTC hereby represents, warrants and covenants to Genzyme that:

                (a)  The execution, delivery and performance of this Note have been duly authorized.

                (b)  GTC will not sell or otherwise dispose of any Collateral or any interest therein other than in the ordinary course of GTC's business.

                (c)  GTC hereby irrevocably authorizes Genzyme, at any time and from time to time, to file in any jurisdiction financing statements and amendments thereto that contain all information required by Article 9 of the Uniform Commercial Code (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment. GTC agrees to furnish to Genzyme promptly upon request any information reasonably required by Genzyme in order to properly prepare and file such financing statements.

        9.    Rights and Remedies of Genzyme.    Upon the occurrence and during the continuance of any Default, Genzyme shall have the following rights and remedies:

                (a)  All rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code; and

                (b)  All rights and remedies provided in this Note.

        10.    Right of Genzyme to Dispose of Collateral, etc.    Upon the occurrence and during the continuance of a Default, but subject to the provisions of the Uniform Commercial Code or other applicable law, Genzyme shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. Genzyme may require GTC to make the Collateral (to the extent the same is moveable) available to Genzyme at a place to be designated by Genzyme which is reasonably convenient to both parties or transfer any information related to the Collateral to Genzyme by electronic medium. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Genzyme will give GTC at least ten (10) days' prior written notice in writing of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition. Genzyme may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

        11.    Proceeds of Collateral.    After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys'

fees) and all reasonable other charges against the Collateral, the residue of the proceeds of any such sale or disposition shall be applied to the payment of the Secured Obligations and any surplus shall be returned to GTC or to any person or party lawfully entitled thereto (including, if applicable, any other creditors of GTC). In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Obligations in full, GTC will be liable for the deficiency, together with interest thereon at the rate provided for herein, and the reasonable cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

        12.    Waivers, etc.    No delay or omission on the part of Genzyme or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right of Genzyme or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. GTC waives presentment, demand, notice, protest and, except as is otherwise provided herein, all other demands and notices in connection with this Note or the enforcement of Genzyme's rights hereunder or in connection with any Secured Obligations or any Collateral. No delay or omission on the part of Genzyme in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

        13.    Termination; Assignment, etc.    When all the Secured Obligations have been paid in full, the security interest in the Collateral created hereby shall terminate. In such event, Genzyme agrees to execute appropriate releases of liens on the Collateral upon the request of GTC and at GTC's expense. No waiver by Genzyme or by any subsequent holder of Secured Obligations of any default shall be effective unless in writing, nor shall it operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment of part or all of the Secured Obligations by Genzyme or any subsequent holder, such party may assign or transfer its respective rights and interest under this Note in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights of Genzyme hereunder.

        14.    Reinstatement.    Notwithstanding the provisions of Section 13, this Note shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Genzyme in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by Genzyme upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of GTC or upon the appointment of any intervener or conservator of, or trustee or similar official for GTC or any substantial part of any of its properties, or otherwise, all as though such payments had not been made.

        15.    Subordination.    GTC agrees, and Genzyme by accepting this Note agrees, that the indebtedness evidenced by this Note is subordinated in right of payment, to the prior payment in full of all Senior Indebtedness, including without limitation indebtedness held by Silicon Valley Bank to the extent and in the manner set forth in the Subordination Agreement dated as of the date hereof between Genzyme and Silicon Valley Bank (the "Subordination Agreement"), and that the subordination is for the benefit of the holders of Senior Indebtedness. "Senior Indebtedness" means the principal of (and premium, if any) and unpaid interest (including interest which accrues after the commencement of any proceeding in respect of any reorganization) and any other amounts relating to indebtedness for borrowed money whether existing now or in the future, including without limitation, amounts owed by GTC to Silicon Valley Bank, including without limitation any such amounts owed pursuant to the Loan and Security Agreement dated as of March 27, 2002 by and between GTC and Silicon Valley Bank. Genzyme agrees to enter into such other subordination agreements as are reasonably requested by any other holders of Senior Indebtedness to the same extent provided in the Subordination Agreement.

        23.    Miscellaneous.

                (a)    Notices.    Any notice or communication to GTC or Genzyme by the other shall be duly given if in writing and delivered in person or by overnight courier or mailed by first class mail or transmitted by telephone facsimile transmission (and receipt confirmed) addressed as follows:

If to GTC:	Genzyme Transgenics Corporation 175 Crossing Boulevard, Suite 410 Framingham, MA 01702 Attention: Jack Green Facsimile: (508) 720-2303
If to Genzyme:	Genzyme Corporation One Kendall Square Cambridge, Massachusetts 02139 Attention: Chief Financial Officer Facsimile: (617) 252-7852

        Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. If a notice or communication is delivered, mailed or transmitted in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

                (b)    Assignment.    No party's rights and obligations under this Note may be transferred or assigned directly or indirectly without the prior written consent of the other party, except that (i) a party may transfer or assign its rights and obligations under this Note to a person or entity into which it is merged or which has otherwise succeeded to all or substantially all of its business and assets by merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Note; and (ii) Genzyme may assign any of its rights under this Note to any other party. Subject to the foregoing sentence, this Note shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                (c)    Reference to Letter Agreement.    This Note is entitled to the benefits of, and evidences obligations incurred under, the Letter Agreement.

                (d)    Severability.    In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                (e)    Governing Law.    This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of law).

        IN WITNESS WHEREOF, the undersigned has executed this Subordinated Secured Promissory Note as a sealed instrument on the day and year first above written.

GENZYME TRANSGENICS CORPORATION
By:	/s/ JOHN B. GREEN Name: John B. Green Title: Senior Vice President

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SUBORDINATED SECURED PROMISSORY NOTE